UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

InnerWorkings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

InnerWorkings, Inc.

600 West Chicago Avenue, Suite 850

Chicago, Illinois 60654

April 30, 2010

To Our Stockholders:

On behalf of the Board of Directors and management, we cordially invite you to attend the annual meeting of stockholders to be held on Thursday, June 24, 2010, at 10:00 a.m., central time, in the Old Chicago Room at The Chicago Club, 81 East Van Buren Street, Chicago, Illinois 60605.

The following pages contain the formal notice of the annual meeting, the proxy statement and the proxy card. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors.

The purpose of the meeting is to consider and vote upon proposals to (i) elect nine directors who have been nominated for election, (ii) ratify the appointment of our independent registered accounting firm for 2010 and (iii) transact such other business as may properly come before the meeting. In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the stockholders.

We are pleased to again take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process allows us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of our annual meeting. On May 14, 2010, we will mail to our stockholders a Notice containing instructions on how to access our 2010 Proxy Statement and Annual Report and vote online. The Proxy Statement contains instructions on how you can request a paper copy of the Proxy Statement and Annual Report.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. Instructions regarding these methods of voting are contained on the Notice.

We look forward to seeing you at the meeting.

Sincerely yours,

John R. Walter Chairman of the Board	Eric D. Belcher Chief Executive Officer, President and Director

600 West Chicago Avenue, Suite 850

Chicago, Illinois 60654

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 24, 2010

April 30, 2010

The Stockholders of InnerWorkings, Inc.:

Notice is hereby given that the annual meeting of stockholders of InnerWorkings, Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 24, 2010, at 10:00 a.m., central time, in the Old Chicago Room at The Chicago Club, 81 East Van Buren Street, Chicago, Illinois 60605, for the following purposes:

1.	To elect nine directors of the Company to serve until the 2011 annual meeting of stockholders or until their respective successors are elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2010; and

3.	To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

These items of business, including the nominees for director, are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed the close of business on April 27, 2010 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

All stockholders are cordially invited to attend the annual meeting in person. However, whether or not you plan to attend the annual meeting in person, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you submit your proxy and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement. Only stockholders of record as of the close of business on April 27, 2010 are entitled to receive notice of, to attend and to vote at the meeting. We look forward to seeing you at the annual meeting.

By Order of the Board of Directors,

Joseph M. Busky

Chief Financial Officer and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders Meeting to be held on June 24, 2010.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

This Proxy Statement and the 2009 Annual Report are available at: http://www.proxyvote.com

If you want to receive a paper or e-mail copy of these documents you must request one. There is no charge to you for requesting a copy. Please make your request as instructed below on or before June 10, 2010 to facilitate timely delivery.

To request material: Internet: http://investor.inwk.com/contactus.cfm; Telephone: 1-888-201-8188; or **Email: investor@inwk.com

**If requesting material by e-mail, please send a blank e-mail with the 12-digit Control# (located on page 3 of the Notice) in the subject line.

Please call 1-888-201-8188 if you need directions to the Annual Shareholders Meeting.

NEW VOTING RULES IN 2010 — PLEASE READ:

Your vote has never been more important. Due to the new voting rules, you now must vote your shares in order for your shares to count toward the election of directors. Your bank or broker may no longer vote your shares for you without your instruction. Therefore, stockholders are urged to submit a proxy with their voting instructions as promptly as possible, whether or not they intend to attend the Annual Meeting in person. Record holders of InnerWorkings shares as of the record date may submit their proxies with voting instructions by using a toll-free telephone number (within the U.S. or Canada) or the Internet. Instructions for using these convenient services are set forth in the Proxy Statement.

Proxy Statement for the Annual Meeting of Stockholders of

INNERWORKINGS, INC.

To Be Held on Thursday, June 24, 2010

600 West Chicago Avenue, Suite 850

Chicago, Illinois 60654

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement and enclosed proxy card are being furnished commencing on or about May 14, 2010 in connection with the solicitation by the Board of Directors of InnerWorkings, Inc., a Delaware corporation (the “Company,” “InnerWorkings,” or “us”), of proxies for use in voting at the 2010 annual meeting of stockholders, to be held at The Chicago Club, 81 East Van Buren Street, Chicago, Illinois 60605 on Thursday, June 24, 2010, at 10:00 a.m., central time, in the Old Chicago Room. Any proxy given pursuant to such solicitation and received in time for the annual meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted FOR the election of the nominees listed below under the caption “PROPOSALS TO BE VOTED ON — Proposal 1: Election of Directors,” FOR the ratification of the appointment of Ernst & Young LLP as independent certified public accountants for the Company’s fiscal year ending December 31, 2010, and in the discretion of the proxies named on the proxy card, with respect to any other matters properly brought before the meeting and any adjournments thereof (collectively, the “Proposals”). Any proxy may be revoked by providing written notice to the Secretary of the Company at any time prior to the voting thereof, by submitting a subsequent proxy or by attending the annual meeting and voting in person.

Information about this Proxy Statement

We are sending the proxy materials because the Company’s Board is seeking your permission (or proxy) to vote your shares at the annual meeting on your behalf. This proxy statement presents information that is intended to help you in reaching a decision on voting your shares of common stock. Only stockholders of record at the close of business on April 27, 2010, the record date, are entitled to vote at the meeting. As of April 27, 2010, there were 46,101,513 shares of common stock outstanding and entitled to vote, with each share entitled to one vote. We have no other voting securities.

Information about Voting

If your shares of common stock are held in your name, you can vote your shares on matters presented at the annual meeting or by proxy. There are two ways to vote by proxy:

1.	By Telephone — Stockholders can vote by telephone by calling 1-800-579-1639 and following the instructions on the proxy card; or

2.	By Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card.

You may revoke your proxy at any time before it is exercised by (1) providing written notice to the Secretary of the Company, Joseph M. Busky, (2) providing a proxy with a later date, or (3) voting in person at the annual meeting. Your vote will be confidential except (a) as may be required by law, (b) as may be necessary for the Company to assert or defend claims, (c) in the case of a contested election of director(s) or (d) at your express request.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. Street name stockholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

In order to carry on the business of the meeting, we must have a quorum. This means that stockholders representing at least 50% of the common stock issued and outstanding as of the record date must be present at the annual meeting, either in person or by proxy, for there to be a quorum at the annual meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum but are not considered “present” for purposes of voting on non-routine matters. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

The Company considers Proposal 1: election of directors a “non-routine” matter. A bank, broker or nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1. The Company considers Proposal 2: ratification of the appointment of Ernst & Young LLP as independent certified public accountants a “routine” matter. A bank, broker or nominee may generally vote on routine matters when they have not been provided specific voting instructions from the street holder. Therefore, no broker non-votes are expected to exist in connection with such proposal.

For additional information on director elections, see “PROPOSALS TO BE VOTED ON — Proposal 1: Election of Directors” later in this proxy statement. As the number of director nominees is equal to the number of directors to be elected, the number of shares voted “for” a director must exceed the number of votes cast “against” that director for the director to be elected to serve a one-year term expiring at the 2011 annual meeting of stockholders. Abstentions and broker non-votes will have no effect on the election of directors. For a stockholder to nominate an individual for director at the 2011 annual meeting, the stockholder must follow the procedures outlined later in this proxy statement under the caption “OTHER INFORMATION — Stockholder Proposals for the 2011 Meeting.” Stockholders may also designate a director nominee to be considered by the Board for recommendation to the stockholders at the 2011 annual meeting by following the procedures outlined later in this proxy statement under the caption “BOARD OF DIRECTORS AND CORPORATE GOVERNANCE — Meetings and Committees of the Board of Directors — Nominating and Corporate Governance Committee.”

The ratification of the independent registered public accounting firm requires the favorable vote of a majority of the shares present, either by proxy or in person, and entitled to vote. Abstentions will have the same effect as a vote against these matters because they are considered present and entitled to vote, but are not voted.

Only stockholders, their proxy holders and our invited guests may attend the meeting. If you plan to attend, please bring identification and, if you hold shares in street name, bring your bank or broker statement showing your beneficial ownership of Company common stock in order to be admitted to the meeting.

PROPOSALS TO BE VOTED ON

Proposal 1: Election of Directors

Nominees

At the annual meeting, the stockholders will elect nine directors to serve until the 2011 annual meeting of stockholders or until their respective successors are elected and qualified. Unless marked otherwise, proxies received will be voted “FOR” the election of the nine nominees named below.

Assuming a quorum is present, the nine nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors of the Company. Stockholders are not entitled to cumulate votes in the election of directors. All nominees have consented to serve as directors, if elected. If any nominee is unable or unwilling to serve as a director at the time of the annual meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board of Directors. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the director nominees named below will be unable or unwilling to serve as a director if elected.

The Company believes that its Board, as a whole, should encompass a range of talent, skill, diversity, experience and expertise enabling it to provide sound guidance with respect to the Company’s operations and interests. In addition to considering a candidate’s background , experience and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our businesses. Although the Company does not have a formal policy with regard to the consideration of diversity in indentifying candidates, the Nominating and Corporate Governance Committee strives to nominate candidates with a variety of complimentary skills so that, as a group, the Board will possess the appropriate level of talent, skills and expertise to oversee the Company’s businesses. The Company regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. The Company’s policy is to have at least a majority of Directors qualify as an “independent director” under defined in the rules of the Nasdaq Global Market.

The Nominating and Corporate Governance Committee seeks candidates with strong reputations and experience in areas relevant to the strategy and operations of the Company’s businesses, particularly industries and growth segments that the Company serves, as well as key geographic markets where it operates. Each of the nominees for election as a director and each of the Company’s current directors holds or has held senior positions in complex organizations and has operating experience that meets this objective, as described below. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, financial reporting, corporate governance, risk management and leadership development. Each of our directors also has experience serving on boards of directors or trustees and committees of other companies.

The Nominating and Corporate Governance Committee also believes that each of the nominees and current directors has the experience, expertise, integrity, sound judgment and ability to engage management in a collaborative fashion to collectively comprise an effective Board. In addition, the Nominating and Corporate Governance Committee believes that each of the nominees and current directors are committed to devoting significant time and energy to service on the Board and its Committees.

The names of the current directors, the director nominees, their ages as of April 30, 2010, their recent employment or principal occupation, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, and their period of service as an InnerWorkings director are set forth below:

Name	Age	Position
John R. Walter(1)(2)(3)	63	Chairman of the Board and Director Nominee
Eric D. Belcher	41	Chief Executive Officer, President and Director and Director Nominee
Peter J. Barris(1)(2)(3)	58	Director and Director Nominee
Sharyar Baradaran(1)(2)(3)	42	Director and Director Nominee
Jack M. Greenberg(2)(3)	67	Director and Director Nominee
Linda S. Wolf(2)(3)	62	Director and Director Nominee
Eric P. Lefkofsky(2)(3)	40	Director and Director Nominee
Charles K. Bobrinskoy(1)(2)	50	Director and Director Nominee
Adam J. Gutstein	47	Director Nominee
Steven E. Zuccarini	53	Director

(1)	Member of our Audit Committee.

(2)	Member of our Compensation Committee.

(3)	Member of our Nominating and Corporate Governance Committee.

There are no family relationships among any of the directors or executive officers of the Company. Our Board of Directors has affirmatively determined that seven of our current nine directors, Messrs. Walter, Barris, Baradaran, Greenberg, Lefkofsky, Bobrinskoy and Ms. Wolf are “independent directors” as defined in the rules of The Nasdaq Global Market.

John R. Walter has served as our non-executive Chairman of the Board since May 2004. Since December 1997, Mr. Walter has been the Chairman, President and Chief Executive Officer of Ashlin Management Company, a private investment firm. Mr. Walter served as President and Chief Operating Officer of AT&T Corporation, a publicly-traded global telecommunications company, from October 1996 until his retirement in July 1997, and from 1989 to 1996, he served as Chairman, President and Chief Executive Officer of R.R. Donnelley & Sons Company, a publicly-traded global printing company. Mr. Walter is a director of Manpower, Inc., VascoData Security International, Inc., Echo Global Logistics, Inc. He is also a trustee of Northwestern University, a director of Northshore University Health Systems and the Steppenwolf Theatre. He holds a bachelor’s degree from Miami University of Ohio.

Eric D. Belcher has served on our Board and as our Chief Executive Officer since January 2009. Prior to his appointment to Chief Executive Officer, Mr. Belcher served as our President since April 2008 and our Chief Operating Officer from December 2006 to December 2008. From May 2005 to December 2006, Mr. Belcher served as our Executive Vice President of Operations. Mr. Belcher served as Chief Operating Officer from March 2003 to June 2005 and as Chief Financial Officer from April 2001 to March 2003 of MAN Roland Inc., a printing equipment manufacturer and distributor. From 1995 to 2000, he led project teams at Marakon Associates, an international management consulting firm. Mr. Belcher holds a bachelor’s degree from Bucknell University and a Masters in Business Administration from the University of Chicago Booth School of Business. He currently serves on the Advisory Board for the Polsky Center for Entrepreneurship at Chicago Booth.

Peter J. Barris has served on our Board since January 2006. Mr. Barris was elected pursuant to voting rights granted to New Enterprise Associates, a venture capital firm focused on technology, under our voting agreement, which was terminated upon the closing of our initial public offering in August 2006. Since 1999, Mr. Barris has been the Managing General Partner of New Enterprise Associates where he specializes in information technology investing. Mr. Barris also serves on the board of directors of Vonage Holdings Corp., Echo Global Logistics, Inc. and Neutral Tandem. Mr. Barris is a member of the board of trustees of the University of Virginia, College Foundation, the board of trustees, Northwestern University; and board of overseers, Tuck School at Dartmouth College. He received a Masters in Business Administration from Dartmouth College and a Bachelor of Science in Electrical Engineering from Northwestern University.

Sharyar Baradaran has served on our Board since May 2006. Mr. Baradaran was elected pursuant to voting rights granted to the former holders of our Series D preferred stock under our voting agreement, which was terminated upon the closing of our initial public offering in August 2006. Mr. Baradaran has served as Chief Executive Officer and chairman of BaradaranVentures, a privately held investment fund located in Los Angeles, California, since April 2001. Mr. Baradaran currently serves on the board of directors of several technology companies, ISENSIX Inc and NuRx pharmaceuticals (NUXP.OB). Mr Baradaran is actively involved and is on the board of the Israel Studies Program at UCLA’s International Institute and the Public School Sciences program, designed to benefit 12,000 undeserved students annually in grades 1 to 3 and their teachers”.

Jack M. Greenberg has served on our Board since October 2005. Mr. Greenberg currently serves as the Chairman of The Western Union Company. Mr. Greenberg retired as Chairman and Chief Executive Officer of McDonald’s Corporation, a publicly-traded global food service retailer, at the end of 2002. He had served as McDonald’s Chairman since May 1999 and as its Chief Executive Officer since August 1998. Mr. Greenberg served as McDonald’s President from August 1998 to May 1999, and as its Vice-Chairman from December 1991 to August 1998. Mr. Greenberg also served as Chairman, from October 1996, and Chief Executive Officer, from July 1997, of McDonald’s USA until August 1998. He is a member of the American Institute of Certified Public Accountants, the Illinois CPA Society and the Chicago Bar Association. Mr. Greenberg is a director of The Allstate Corporation, Hasbro, Inc. and Manpower Inc. He is also a member of the board of trustees of DePaul University where he served as Past Chairman, The Institute of International Education, The Partnership of New Communities Chicago Metropolis 2020, the Field Museum and the Chicago Community Trust. Mr. Greenberg is a graduate of DePaul University’s School of Commerce and School of Law. On April 9, 2010, the Board of Directors elected Mr. Greenberg, subject to his reelection to serve an additional one-year term at the annual meeting, to serve as Chairman of the Board effective June 24, 2010 following the annual meeting.

Linda S. Wolf has served on our Board since November 2006. Ms. Wolf retired as Chairman and Chief Executive Officer of Leo Burnett Worldwide, a global advertising agency, in April 2005. She had served as Leo Burnett Worldwide’s Chairman and Chief Executive Officer since January 2001 and as its Chief Executive Officer from July 1996 to December 2000. From March 1992 to June 1996, she was an Executive Vice President responsible for Business Development at Leo Burnett USA. Ms. Wolf is a director of Wal-Mart Stores Inc. and a trustee of Janus Funds. She is also a member of the board of trustees of the Field Museum, Children’s Memorial Hospital, Off the Street Club, The Chicago Council on Global Affairs and the Partnership for New Communities. Ms. Wolf holds a bachelor’s degree from Ohio Wesleyan University.

Eric P. Lefkofsky has served on our Board since August 2008. Mr. Lefkofsky is a founder of InnerWorkings. He is currently the President of Blue Media, LLC, a Chicago-based private equity and consulting firm focused on applied technology. He is also a founder and director of several other firms, including Echo Global Logistics, Inc., an technology-enabled transportation and logistics outsourcing firm, MediaBank, LLC, a leading provider of integrated media procurement technology, and Groupon, an online collective action website. Mr. Lefkofsky serves on the board of directors of Children’s Memorial Hospital, the board of trustees of the Steppenwolf Theatre, the board of trustees of the Museum of Contemporary Art of Chicago, the board of trustees of The Art Institute of Chicago the board of trustees of the Lefkofsky Family Foundation and the Board of trustees of the Lights of Innovation Group. He was also a member of the Chicago 2016 Olympic Committee. Mr. Lefkofsky is the author of Accelerated Disruption and a guest professor at Northwestern University’s Kellogg Graduate School of Management. Mr. Lefkofsky holds a bachelor’s degree from the University of Michigan and a Juris Doctor degree from the University of Michigan Law School.

Charles K. Bobrinskoy has served on our Board since August 2008. Mr. Bobrinskoy is currently Vice Chairman, Director of Research at Ariel Investments, a global financial institution. Additionally, he is a Co-Portfolio Manager of Ariel Focus Fund, a concentrated portfolio investing in mid-to-large cap companies. Prior to Ariel, Mr. Bobrinskoy spent 21 years as an investment banker at Salomon Brothers, a global financial institution, and its successor company, Citigroup, a global financial institution, where he held many leadership positions, most recently Managing Director and Head of North American Investment Banking Branch Offices. In addition to his work at Ariel, Mr. Bobrinskoy serves on the boards of the Museum of Science and Industry, La Rabida Children’s Foundation, the Big Shoulders Fund, the Juvenile Protective Association and Duke University’s Library Board. He holds a bachelor’s degree from Duke University and a Masters in Business Administration from the University of Chicago.

Adam J. Gutstein is President, Chief Executive Officer, and a member of the Board of Directors of Diamond Management & Technology Consultants, Inc., a publicly traded global management and technology consulting firm. Prior to becoming Chief Executive Officer in April 2006, Mr. Gutstein was President of the Diamond Management & Technology Consultants. Mr. Gutstein has been a director of the company since 1999 and has held various leadership positions, including Managing Director of International Operations where he oversaw activities in Europe, Asia, and Latin America. Mr. Gutstein joined Diamond Management & Technology Consultants as a Vice President and Partner in 1994. From July 1998 to April 2000, he served as Chief Operating Officer. Mr. Gutstein is also a member of the Board of Directors of BPO Management Services, Inc., and serves on the board of trustees of the Committee for Economic Development, Washington, D.C., on the Board of Directors of the Executives’ Club of Chicago, and on the Business Leadership Group of WorkforceChicago2.0. Mr. Gutstein is running for election as director at the annual meeting.

Steven E. Zuccarini has served on our Board since May 2006 and as Vice Chairman of the Board since January 2009. Mr. Zuccarini served as our Chief Executive Officer from November 2004 to December 2008. From September 2003 to November 2004, he was the President of the Global Solutions business unit at R.R. Donnelley & Sons Company, a publicly-traded global printing company, and from January 2000 to September 2003, he served as President of the Catalog & Retail business unit. Mr. Zuccarini joined R.R. Donnelley in 1979. Mr. Zuccarini is the Chairman of the Board of the Chicago Youth Centers and serves on the board of directors of the Direct Marketing Education Foundation. Mr. Zuccarini holds a bachelor’s degree from Northwestern University. Mr. Zuccarini is not running for reelection as director at the annual meeting.

Required Vote

Directors are elected by a plurality of the votes of the shares present in person or by proxy at the annual meeting and entitled to vote on the election of directors. To be elected, a director nominee must receive more “FOR” votes than “AGAINST” votes.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Ernst & Young LLP has served as the Company’s independent registered public accounting firm since March 2006 and has been appointed by the Audit Committee to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. In the event that ratification of this selection is not approved by a majority of the shares of common stock of the Company represented at the annual meeting in person or by proxy and entitled to vote on the matter, the Audit Committee and the Board of Directors will review the Audit Committee’s future selection of an independent registered public accounting firm.

Representatives of Ernst & Young LLP will be present at the annual meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the Company’s common stock present at the annual meeting in person or by proxy and entitled to vote on this proposal is required to approve the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

Our Board of Directors is led by an independent Chairman, John R. Walter. On April 9, 2010, the Board of Directors elected Jack M. Greenberg, subject to his reelection to serve an additional one-year term at the annual meeting, to serve as Chairman of the Board effective June 24, 2010 following the annual meeting. Mr. Greenberg is also considered independent.

We believe that the current Board leadership structure for the Company is appropriate in light of the differences between the roles of Chairman of the Board and Chief Executive Officer. The Chief Executive Officer is responsible for setting the strategic direction of the Company and for the day-to-day leadership and performance of the Company, whereas the Chairman of the Board provides guidance to the Chief Executive Officer, is responsible for chairing Board meetings, advising on agenda topics and advising on corporate governance matters. Furthermore, this structure enhances the accountability of the Chief Executive Officer to the board and strengthens the board’s independence from management. We have had this leadership structure since inception.

Board of Directors Role in Risk Oversight

Our Board of Directors, through its three committees, has an advisory role in risk oversight for the Company. Company management maintains primary responsibility for the risk management of the Company. The current trends toward increased regulation and litigation, as well as recent macro-economic challenges, among other things, make it extremely difficult to predict the type and magnitude of risks facing the Company. In spite of this unpredictability, the Board relies on the representations of management, the external audit of the financial information, the Company’s systems of internal controls, the Company’s insurance advisors, and the historically conservative practices of the Company to provide comfort on the Company’s ability to manage its risks. Management’s discussion of current risk factors are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Meetings and Committees of the Board of Directors

During fiscal 2009, the Board of Directors (the “Board”) held five meetings. During fiscal 2009, each director attended at least 75% of the aggregate of the total number of meetings of the Board held during the period in which he or she was a director and the total number of meetings held by all of the committees of the Board on which he or she served. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees was formally established in August 2006 in connection with the Company’s initial public offering and operates under a written charter adopted by the Board of Directors. On April 9, 2010, the Board voted to create an Executive Committee effective June 24, 2010, and effective June 24, 2010, elected Mr. Walter, subject to his reelection to serve an additional one-year term at the annual meeting, to serve as Chairman of the Executive Committee. Also effective June 24, 2010, the Board elected Linda S. Wolf to serve as Chairman of the Nominating and Corporate Governance Committee and John R. Walter to serve as Chairman of the Compensation Committee, subject to their re-election to serve an additional one year term at the annual meeting.

Audit Committee.    The Audit Committee consists of Charles K. Bobrinskoy, John R. Walter, Peter J. Barris and Sharyar Baradaran. Charles K. Bobrinskoy serves as the chairman of our Audit Committee. The Audit Committee is composed of independent non-employee directors and is responsible for, among other things, supervising internal audit and reviewing internal financial controls and accounting principles to be employed in the preparation and review of our financial statements. In addition, the Audit Committee has authority to engage public accountants to audit our annual financial statements and determine the scope of the audit to be undertaken by such accountants. Charles K. Bobrinskoy is our Audit Committee financial expert under the SEC rule implementing Section 404 of the Sarbanes-Oxley Act of 2002. During fiscal 2009, the Audit Committee held six meetings.

Compensation Committee.    The Compensation Committee consists of Linda S. Wolf, John R. Walter, Jack M. Greenberg, Peter J. Barris, Eric P. Lefkofsky, Charles K. Bobrinskoy and Sharyar Baradaran. Jack M. Greenberg serves as the chairman of our Compensation Committee. The Compensation Committee is composed of independent non-employee directors and is responsible for, among other things, reviewing and approving compensation of our Chief Executive Officer and our other executive officers. Additionally, the Compensation Committee reviews and recommends to our Chief Executive Officer and the Board policies, practices and procedures relating to the compensation of managerial employees and the establishment and administration of certain employee benefit plans for managerial employees. The Compensation Committee has the authority to administer our Stock Incentive Plan, and advise and consult with our officers regarding managerial personnel policies. The Compensation Committee did not engage a compensation consultant in 2009. See “EXECUTIVE AND DIRECTOR COMPENSATION — Compensation Discussion and Analysis” section of this proxy statement for discussion of the Company’s processes and procedures for considering and determining executive and director compensation. During fiscal 2009, the Compensation Committee held five meetings. On April 9, 2010, the Board elected Mr. Walter, subject to his reelection to serve an additional one-year term at the annual meeting, to serve as Chairman of the Compensation Committee, effective June 24, 2010.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee consists of John R. Walter, Linda S. Wolf, Jack M. Greenberg, Peter J. Barris, Eric P. Lefkofsky and Sharyar Baradaran. John R. Walter serves as the chairman of our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of independent non-employee directors and is responsible for, among other things, assisting the Board with its responsibilities regarding:

•	the identification of individuals qualified to become directors;

•	the selection of the director nominees for the next annual meeting of stockholders;

•	the selection of director candidates to fill any vacancies on the Board;

•	the performance, composition, duties and responsibilities of the Board and the committees of the Board;

•	succession planning for the Chief Executive Officer; and

•	the operation of the Board with respect to corporate governance matters.

In evaluating and determining whether to nominate a candidate for a position on the Company’s Board, the Nominating and Corporate Governance Committee will consider the candidate’s professional ethics and values, relevant management experience and a commitment to enhancing stockholder value. The Company regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. Candidates may come to the attention of the Nominating and Corporate Governance Committee from current Board members, stockholders, professional search firms, officers or other persons. The Nominating and Corporate Governance Committee will review all candidates in the same manner regardless of the source of recommendation. During fiscal 2009, the Nominating and Corporate Governance Committee held four meetings. On April 9, 2010, the Board elected Ms. Wolf, subject to her reelection to serve an additional one-year term at the annual meeting, to serve as Chairman of the Nominating and Corporate Governance Committee, effective June 24, 2010.

The Nominating and Corporate Governance Committee will consider stockholder recommendations of candidates when the recommendations are properly submitted. Any stockholder recommendations which are submitted under the criteria summarized above should include the candidate’s name and qualifications for Board membership and should be addressed to Joseph M. Busky, Corporate Secretary, InnerWorkings, Inc., 600 West Chicago Avenue, Suite 850, Chicago, Illinois 60654.

For purposes of potential nominees to be considered at the 2011 annual stockholders’ meeting, the Corporate Secretary must receive this information no earlier than February 24, 2011 and no later than the close of business on March 26, 2011, in accordance with the procedures in the Company’s by-laws. The notice must set forth the candidate’s name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate and information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the stockholder’s name, address and the number of shares beneficially owned (and the period they have been held).

The Company has not paid a third party a fee to identify, evaluate or assist in identifying potential nominees for director.

Governance Documents

All of the Company’s current committee charters are available at www.inwk.com in the “Investor Center” under the link “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee serves, or has at any time served, as an officer or employee of us or any of our subsidiaries. None of our executive officers has served as a member of the Compensation Committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of our Compensation Committee.

Communications with Directors

The Board has established a process to receive communications from stockholders. Stockholders and other interested parties may contact any member (or all members) of the Board, or the non-management directors as a group, any board committee or any chair of any such committee by mail. To communicate with the Board, any individual directors or any group or committee of directors, correspondence should be addressed to the Board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Joseph M. Busky, Corporate Secretary” at 600 West Chicago Avenue, Suite 850, Chicago, Illinois 60654.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. The Corporate Secretary will forward copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees or that he otherwise determines requires the attention of any member, group or committee of the Board.

Attendance at Annual Meeting

Directors are encouraged, but not required, to attend our annual stockholders’ meeting. Messrs. Belcher, Greenberg and Bobrinskoy attended the 2009 Annual Meeting of Stockholders.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 27, 2010 (except as indicated below) by:

•	all persons known by us to own beneficially 5% or more of our outstanding common stock;

•	each of our directors and director nominees;

•	each of the named executive officers listed in the “EXECUTIVE AND DIRECTOR COMPENSATION — Executive Compensation — Summary Compensation Table” section of this proxy statement; and

•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o InnerWorkings, Inc., 600 West Chicago Avenue, Suite 850, Chicago, Illinois 60654.

Name and Address	Number of Shares Beneficially Owned(1)		Approximate Percent of Class(1)
CERTAIN BENEFICIAL OWNERS (not including directors and executive officers):
Richard A. Heise, Jr.	6,459,906	(2)	14.0%
Entities affiliated with New Enterprise Associates	7,127,067	(3)	15.5%
c/o New Enterprise Associates 1119 St. Paul Street Baltimore, MD 21202
Wells Fargo and Company	5,440,686	(5)	11.8%
420 Montgomery Street San Francisco, CA 94104
Riverbridge Partners LLC	2,683,925	(3)	5.8%
801Nicollet Mall, Suite 600 Minneapolis, MN 55402
William Blair & Company, L.L.C.	2,495,191	(4)	5.4%
222 West Adams Chicago, IL 60606
DIRECTORS, DIRECTOR NOMINEES AND NAMED EXECUTIVE OFFICERS:
John R. Walter	1,501,567	(6)	3.3%
Eric D. Belcher	524,060	(8)	1.1%
Jack M. Greenberg	151,427	(9)	*
Peter J. Barris	7,167,343	(10)	15.5%
c/o New Enterprise Associates 1119 St. Paul Street Baltimore, MD 21202

Sharyar Baradaran	737,907	(11)	1.6%
Linda S. Wolf	74,725	(12)	*
Eric P. Lefkofsky	3,598,634	(13)	7.8%
Charles K. Bobrinskoy	54,441	(14)	*
Steven E. Zuccarini	1,735,948	(15)	3.8%
Adam J. Gutstein	—		—
Joseph M. Busky	63,972		*
Jonathan M. Shean	25,000		*
Jan J. Sevcik	18,843		*
Ryan G. Irwin	14,193	(16)	*
All directors and executive officers as a group (12 persons)	15,653,867	(17)	34.0%

*	= less than 1%

(1)

“Beneficial ownership” means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 27, 2010 are deemed outstanding for computing the ownership percentage of the person holding such options, but are not deemed outstanding for computing the ownership percentage of any other person. The number of shares beneficially owned is determined as of April 27, 2010, and the percentages are based upon 46,101,513 shares of our common stock outstanding as of April 27, 2010. Unless otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares of common stock beneficially owned by such stockholder.

(2)	Includes 4,128,316 shares owned by Old Willow Partners, LLC and 1,897,417 shares owned by the Heise 2005 Grantor Trust, which are both controlled by Richard A. Heise, Jr.

(3)	Based solely on Schedule 13G filed with the Securities Exchange Commission on February 3, 2010.

(4)	Based solely on Schedule 13G/A filed with the Securities Exchange Commission on April 12, 2010.

(5)	Based solely on Schedule 13G/A filed with the Securities Exchange Commission on January 21, 2010.

(6)	Includes options to purchase 1,484,448 shares of common stock and 7,119 shares of restricted stock, which are exercisable within sixty days of April 27, 2010.

(7)	Includes options to purchase 1,723,948 shares of common stock, which are exercisable within sixty days of April 27, 2010.

(8)	Includes options to purchase 479,241 shares of common stock and 17,409 shares of restricted stock, which are exercisable within sixty days of April 27, 2010.

(9)

Includes options to purchase 126,462 shares of common stock and 10,763 shares of restricted stock, which are exercisable within sixty days of April 27, 2010. Of these options, an option to purchase 50,000 shares is held for the benefit of Mr. Greenberg’s family. Mr. Greenberg may be deemed to have voting and dispositive power over the securities held for the benefit of members of his family. Mr. Greenberg disclaims beneficial ownership of these securities except to the extent of his pecuniary interest.

(10)

Includes 7,127,067 shares of common stock held by New Enterprise Associates 11, Limited Partnership. Mr. Barris is a manager of NEA 11 GP, LLC, which is the sole general partner of NEA Partners 11, Limited Partnership (“NEA Partners 11”). NEA Partners 11 is the sole general partner of New Enterprise Associates 11, Limited Partnership (“New Enterprise Associates 11”), the direct beneficial owner of the securities. Mr. Barris disclaims beneficial ownership of the securities held by New Enterprise Associates 11, except to the extent of his pecuniary interest. Includes 838 shares held by PJ Barris, LLC. Peter J. Barris is a member of PJ Barris, LLC and may be deemed to have voting and dispositive power over the shares. Mr. Barris disclaims beneficial ownership of the shares except to the extent of his pecuniary interest. Also includes 2,213 shares held by New Enterprise Associates LLC (“NEA LLC”). Mr. Barris is a member and director of NEA LLC. He disclaims beneficial ownership of the shares except to the extent of his pecuniary interest. Also includes, 26,462 options to purchase shares of common stock and 10,763 shares of restricted stock, which are exercisable within sixty days of April 27, 2010.

(11)

Includes 700,682 shares of common stock held by the Baradaran Revocable Trust. Sharyar Baradaran is the trustee of the Trust and may be deemed to have voting and dispositive power over the shares. Mr. Baradaran disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. Also includes, 26,462 options to purchase shares of common stock and 10,763 shares of restricted stock, which are exercisable within sixty days of April 27, 2010.

(12)	Includes options to purchase 63,962 shares of common stock and 10,763 shares of restricted stock, which are exercisable within sixty days of April 27, 2010.

(13)

Includes 3,573,734 shares held by Orange Media, LLC, which is controlled by Elizabeth Kramer Lefkofsky, the wife of Eric P. Lefkofsky. Also includes an option to purchase 17,781 shares of common stock and 7,119 shares of restricted stock, which are exercisable within sixty days of April 27, 2010.

(14)	Includes options to purchase 36,462 shares of common stock and 10,763 shares of restricted stock, which are exercisable within sixty days of April 27, 2010.

(15)	Includes options to purchase 1,723,948 shares of common stock, which are exercisable within sixty days of April 27, 2010.

(16)	Includes 14,193 shares of restricted stock, which is exercisable within sixty days of April 27, 2010.

(17)	Excludes Ryan G. Irwin, who was not an executive officers as of April 27, 2010, and Adam J. Gutstein who is not currently a director, but is a director nominee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our common stock. They are also required to provide us with copies of any forms they file.

Based solely on our review of the reports furnished to us, we believe that during the last fiscal year, all reports filed by our directors and executive officers under Section 16(a) were made timely, except for one Form 4 filed by Joseph Del Preto for two transactions covering the acquisition of Company common stock and the sale of Company common stock.

STOCK PERFORMANCE GRAPH

The following graph assumes $100 was invested on August 16, 2006 in the Company’s common stock and each of the foregoing indices and assumes reinvestment of any dividends. The stock price performance on the graph below is not necessarily indicative of future stock price performance.

	8/16/06	12/31/06	12/31/07	12/31/08	12/31/09
INWK	$100	$156	$168	$64	$58
NASDAQ Market Index	$100	$112	$123	$73	$106
Dow Jones Business Support Services Index	$100	$113	$112	$79	$94

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In the ordinary course of our business and in connection with our financing activities, we have entered into a number of transactions with our directors, officers and 5% or greater stockholders. All of the transactions set forth below were approved by our Audit Committee and by the unanimous vote of our Board of Directors. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. Our Audit Committee is responsible for approving related party transactions, as defined in applicable rules promulgated by the Securities and Exchange Commission. Our Audit Committee operates under a written charter pursuant to which all related party transactions are reviewed for potential conflicts of interest situations. Such transactions must be approved by our Audit Committee prior to consummation.

Investment in Echo Global Logistics, Inc.

In February 2005, we acquired 2,000,000 shares of common stock of Echo Global Logistics, Inc. (Echo), a technology enabled transportation and logistics business process outsourcing firm, for $125,000. On September 25, 2009, Echo completed a one-for-two reverse stock split of all outstanding shares of its capital stock and immediately following, recapitalized all outstanding shares into newly issued shares of common stock on approximately a one-for-one basis. Echo recapitalized its outstanding capital stock in connection with its initial public offering. As of April 30, 2010, we owned 572,778 shares of Echo’s common stock.

Other than Linda S. Wolf and Charles K. Bobrinskoy, each member of our Board of Directors has a direct and/or an indirect ownership interest in Echo. Certain stockholders of Echo, and their respective ownership interests in Echo, include:

•	John R. Walter (2.6%), one of our directors;

•	Jack M. Greenberg (0.08%), one of our directors;

•	Old Willow Partners, LLC (10.2%), an entity controlled by Richard A. Heise, Jr.;

•

Eric P. Lefkofsky (13.8%), one of our directors, through Blue Media, LLC, an entity controlled by Mr. Lefkofsky and his wife, Elizabeth Kramer Lefkofsky, and Green Media, LLC, an entity controlled by Mr. Lefkofsky and Mrs. Lefkofsky;

•	Eric D. Belcher (0.08%), our Chief Executive Officer;,

•	Entities affiliated with New Enterprise Associates (11.1%), of which Peter J. Barris, one of our directors, is a partner, and

•	Sharyar Baradaran 3.2%, one of our directors.

We provided print procurement services to Echo, and as consideration for these services Echo paid us approximately $68,000 in 2009. In addition, Echo provided transportation services to us in 2009. As consideration for these services, we paid Echo approximately $3.6 million in 2009.

In November 2008, we entered into an agreement with MediaBank, LLC, pursuant to which it sub-leases a portion of our office space in Chicago, and pays 29% of our lease payment and overhead expense relating to this space. Five members of our Board of Directors, Eric P. Lefkofsky, John R. Walter, Peter J. Barris, Jack M. Greenberg and Linda S. Wolf, are also directors of MediaBank. In addition, a majority of the members of our Board of Directors have a direct and/or indirect ownership interest in MediaBank. As consideration for the leased space, we billed MediaBank $169,470 in 2009. The agreement was terminated on August 15, 2009.

In August 2009, we entered into an agreement with Groupon pursuant to which it sub-leases a portion of our office space in Chicago, and pays $18,000 per month of our lease payment and overhead expenses related to the space. Three members of our Board of Directors, Eric P. Lefkofsky, John R. Walter and Peter J. Barris, are also directors of Groupon. In addition, these members have a direct and/or indirect ownership interest in Groupon. As consideration for this lease, we billed Groupon $81,000 in 2009.

In June 2006, we entered into a supplier rebate program with Echo, pursuant to which Echo provides us with an annual rebate on all freight expenditures in an amount equal to 5%. In April 2008, we amended the terms of the supplier rebate program, such that we receive an annual rebate on all freight expenditures in an amount equal to 3%, plus an additional 2% if paid within 15 days. Under the supplier rebate program, we received approximately $18,000 in rebates in 2009.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Officers

The following table sets for the certain information concerning each of our executive officers:

Name	Age	Position
Eric D. Belcher	41	Chief Executive Officer, President and Director
Joseph M. Busky	42	Chief Financial Officer and Secretary
Jonathan M. Shean	36	Senior Vice President, Operations
Jan J. Sevcik	41	Chief Information Officer

Eric D. Belcher, see the section of this proxy statement entitled “PROPOSALS TO BE VOTED ON — Proposal No. 1 — Election of Directors.”

Joseph M. Busky has served as our Chief Financial Officer since July 2008. From November 2006 to November 2007, Mr. Busky served as Corporate Vice President, Chief Accounting Officer at Dade Behring, Inc., a clinical diagnostics company. Upon the purchase of Dade Behring by Siemens Healthcare in November 2007 and until June 2008, Mr. Busky assumed the role of Vice President, Corporate Controller for the Siemens Healthcare Diagnostics division. Previously, Mr. Busky served in various roles of increasing responsibility at Dade Behring, including Vice President, Treasurer, Vice President, Corporate Controller and Vice President, Corporate Planning. Before joining Dade Behring in 1997, Mr. Busky worked in the audit function of Price Waterhouse, a global accounting firm, for nine years. Mr. Busky is a Certified Public Accountant and holds a Bachelor of Business Administration in Accounting and a Masters in Business Administration degree from Loyola University in Baltimore.

Jonathan M. Shean has served as our Senior Vice President of Operations since October 2007. Prior to joining the Company, Mr. Shean held a senior management position at Domtar Corporation, a global producer of paper. Mr. Shean served in various management roles with increasing responsibilities at Domtar for over 12 years. Mr. Shean holds a Bachelor of Business Administration in Marketing from the University of Notre Dame and a Masters in Business Administration from the University of Michigan Ross School of Business.

Jan J. Sevcik has served as our Chief Information Officer since January 2009. From July 2007 through January 2009, Mr. Sevcik served as the Company’s Senior Vice President of Technology and E-Commerce. In Mr. Sevcik’s role as Chief Information Officer, he oversees the development and administration of patent filings and manages the continued growth and development of our PPM4 technology and related sourcing technology. In August 1999, Mr. Sevcik founded eCorporate Printers, where he was responsible for the development of technology and patents. Mr. Sevcik holds a Bachelor’s of Science Degree in Business from Regents College of the University of New York.

Compensation Discussion and Analysis

Overview

This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of our executive officers who served as named executive officers during the last completed fiscal year. This compensation discussion focuses on the information contained in the following tables and related footnotes and narrative for primarily the last completed fiscal year, but we also describe compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation disclosure.

Prior to our initial public offering in August 2006, our Board (and our Board of Managers when we were a limited liability company) oversaw and administered our executive compensation program. The Compensation Committee currently oversees the design and administration of our executive compensation program.

The principal elements of our executive compensation program are base salary, annual cash incentives, long-term equity incentives in the form of stock options and restricted stock awards, other benefits and perquisites, post-termination severance and acceleration of stock option and restricted stock award vesting for certain named executive officers upon termination and/or a change in control. Our other benefits and perquisites consist of life and health insurance benefits and a qualified 401(k) savings plan, and include reimbursement for certain medical insurance and automobile payments. Our philosophy is to position the aggregate of these elements at a level that is commensurate with our size and sustained performance.

Compensation Program Objectives and Philosophy

In General.    The objectives of our compensation programs are to:

•	attract, motivate and retain talented and dedicated executive officers,

•	provide our executive officers with both cash and equity incentives to further the interests of us and our stockholders, and

•	provide employees with long-term incentives so we can retain them and provide stability during periods of rapid growth.

Generally, the compensation of our executive officers is composed of a base salary, an annual incentive compensation award and equity awards in the form of stock options and restricted stock awards. In setting base salaries, the Compensation Committee reviews the individual contributions of the particular executive. Annual incentive compensation awards are granted under our Annual Incentive Plan. In addition, stock options and restricted stock awards are granted to provide the opportunity for long-term compensation based upon the performance of our common stock over time.

Competitive Market.    We define our competitive market for executive talent and investment capital to be the business and technology services industries. During 2009, we did assess, for comparative purposes, compensation levels and programs of our executives to the practices of certain of our competitors. To date, we have not engaged in the benchmarking of executive compensation but we may choose to do so in the future.

Compensation Process.    For each of our named executive officers, the Compensation Committee will review and approve all elements of compensation taking into consideration recommendations from our principal executive officer (for compensation other than his own).

Regulatory Considerations.    We have designed our Annual Incentive Plan so that bonuses paid thereunder may qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), to the extent Section 162(m) applies to us. However, we reserve the right to award compensation that is not deductible under Section 162(m). We will consider the size and frequency of any future stock option and restricted stock awards under our long-term equity incentive program based on Company and individual performance and other market factors.

Base Salaries

In General.    We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary. We provide this opportunity to attract and retain an appropriate caliber of talent for the position, and to provide a base wage that is not subject to our performance risk. We review base salaries for our named executive officers annually in January and increases are based on our performance and individual performance. The salary of our principal executive officer is set by our Compensation Committee, but in accordance with his employment agreement, will not be less than $500,000 in 2010. Based on the other named executive officers’ contributions, our Compensation Committee also approved increases in the annual base salary rate from 2008 to 2009 and from 2009 to 2010, effective April 1, 2010 for Joseph M. Busky and Jonathan M. Shean. Mr. Shean’s and Mr. Busky’s specific contributions include their involvement in and oversight of retaining the Company’s top key accounts, adding over $50 million in new annual enterprise account revenue and managing the Company’s expenses in line with 2009’s macro-economic environment.

The table below shows our named executive officers’ base salary increases in the last fiscal year and the most recent increases, effective April 1, 2010:

Name and Principal Position	2008		2009	Percent Increase	2010		Percent Increase
Eric D. Belcher(1)	$425,000		$500,000	17.6%	$500,000		0.0%
Chief Executive Officer and President
Joseph M. Busky(2)	$350,000		$350,000	0.0	$380,000		8.6%
Chief Financial Officer
Jonathan M. Shean	$240,000		$250,000	4.2%	$270,000		8.0%
Senior Vice President, Operations
Jan J. Sevcik		$(3)	$200,000	N/A	$200,000		0.0%
Chief Information Officer
Ryan G. Irwin(4)	$—		250,000	N/A		(4)	N/A
Former Executive Vice President of Sales

(1)

Effective January 1, 2009, Eric D. Belcher replaced Steven E. Zuccarini as the Company’s Chief Executive Officer. Prior to appointment to Chief Executive Officer, Mr. Belcher served as the Company’s President and Chief Operating Officer.

(2)	Effective July 16, 2008, Joseph M. Busky replaced Nicholas J. Galassi as the Company’s Chief Financial Officer.

(3)	Effective January 13, 2009, Jan J. Sevcik replaced Neil P. Graver as the Company’s Chief Information Officer.

(4)	Effective September 13, 2009, Ryan G. Irwin resigned as Executive Vice President of Sales.

Total Compensation Comparison.    For 2009, base salaries accounted for approximately 94% of total compensation for the principal executive officer and 88% on average for our other named executive officers.

Annual Cash Incentives

In General.    We provide the opportunity for our named executive officers and other executives to earn an annual cash incentive award. We provide this opportunity to attract and retain an appropriate caliber of talent for the position and to motivate executives to achieve our annual business goals. We review annual cash incentive awards for our named executive officers and other executives annually in January or February to determine award payments for the last completed fiscal year, as well as to establish award opportunities for the current fiscal year. Annual cash incentive awards for 2009 were administered under our Annual Incentive Plan.

Target Award Opportunities.    The 2009 target opportunities under the Annual Incentive Plan were approved by the Compensation Committee of the Board of Directors on February 13, 2009. The 2009 management bonus award opportunities were based on the following criteria: 60% on EBITDA performance (100% pay-out based on annual growth of 47%) 20% on revenue growth (100% pay-out based on annual growth of 36%) and 20% based on discretionary non-financial performance, which includes targets such as client retention rate of 98% or higher of top 100 accounts and organic growth of 10% or higher. The maximum bonus awards payable under the Annual Incentive Plan are 2x such target amounts. These goals were not met and consequently no management bonuses were awarded for the 2009 performance year, except to Mr. Shean, who was awarded a discretionary bonus of $40,000 based on his contributions in maintaining the Company’s top customers and adding over $50 million in new annualized new enterprise business.

	Annual Cash Incentive Award Opportunity
		Target Performance		Maximum Performance		Actual Bonus Earned
		% Salary	$ Amount	% Target	$ Amount	$ Amount
Eric D. Belcher	FY 2009	50%	$250,000	100%	$500,000	$0
Joseph M. Busky	FY 2009	40%	$140,000	80%	$280,000	$0
Jonathan M. Shean	FY 2009	32%	$80,000	32%	$80,000	$40,000	(1)
Jan J. Sevcik	FY 2009	20%	$40,000	40%	$80,000	$0
Ryan G. Irwin	FY 2009	30%	$75,000	60%	$150,000	$0

(1)	The bonus paid to Mr. Shean was based solely on the Compensation Committee’s discretion.

The 2010 target opportunities under the Plan were approved by the Compensation Committee of the Board of Directors on February 2, 2010. For the named executive officers, the target bonus award is 50% of base salary for the Chief Executive Officer, 40% of base salary for the Chief Financial Officer, 32% of base salary for the Senior Vice President of Operations, and 20% of base salary for the Chief Information Officer, and the maximum bonus awards payable under the Annual Incentive Plan are 2x such target amounts.

Individual Performance Goals.    There were no specific individual performance goals for 2009 incentive awards, but the Compensation Committee or the Board could exercise discretion and take into account individual performance in determining awards.

Discretionary Adjustments.    Under the Annual Incentive Plan, the Compensation Committee may make reasonable adjustments to our overall corporate performance goals and our actual performance results that may cause differences between the numbers used for our performance goals and the numbers reported in our financial statements. These adjustments may exclude all or a portion of both the positive or negative effect of external events that are outside the control of our executives, such as natural disasters, litigation, or regulatory changes in accounting or taxation standards. These adjustments may also exclude all or a portion of both the positive or negative effect of unusual or significant strategic events that are within the control of our executives but that are undertaken with an expectation of improving our long-term financial performance, such as restructurings, acquisitions, or divestitures.

Total Compensation Comparison.    For the last completed fiscal year, the annual bonus (not including any long-term cash incentive bonus) accounted for 0% of total compensation for the principal executive officer and 4% on average for our other named executive officers. In setting the target bonus amounts, our Board took into consideration that our named executive officers have significant equity interests in us through direct ownership of shares or prior option grants, which already provide them with performance incentives.

Long-Term Equity Incentives

In General.    We provide the opportunity for our named executive officers and other executives to earn a long-term equity incentive award. Long-term incentive awards provide employees with the incentive to stay with us for longer periods of time, which in turn provides us with greater stability during a period of rapid growth. In addition, we believe that these awards are the best way to align the interests of the executives with those of our shareholders. For 2008, our long-term equity incentive program consisted of grants of stock options and restricted stock awards. For 2009, we did not award any long-term equity incentives to our named executive officers. Typically, we review long-term equity incentives for our named executive officers and other executives annually in January.

In determining the amounts of equity compensation awarded, our Compensation Committee generally considers a variety of factors including: individual performance, scope of responsibility within the organization and demonstrated leadership competencies and skills. In 2009, based on poor macro economic conditions, we did not award equity compensation.

Stock Options.    For our named executive officers, our stock option program is based on grants that are individually negotiated in connection with employment agreements and other grants to our executives. We have traditionally used stock options as a form of equity compensation because stock options provide a relatively straightforward incentive for our executives, result in less immediate dilution of existing stockholders’ interests and, prior to our adoption of FAS 123(R), resulted in less compensation expense for us relative to other types of equity awards. All grants of stock options to our employees were granted with exercise prices equal to or greater than the fair market value of our common stock on the respective grant dates. For a discussion of the determination of the fair market value of these grants, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Stock-Based Compensation” in our Annual Report on Form 10-K.

Our stock options have a 10-year contractual exercise term. In general, the option grants are also subject to the following post-termination and change in control provisions:

Event	Award Vesting/Forfeiture	Exercise Term
Termination by Us for Reason Other than Cause, Disability or Death	Forfeit Unvested	Earlier of: (1) 1 Year or (2) Remaining Option Period

Termination due to Disability or Death	Forfeit Unvested	Remaining Option Period

Termination for Cause	Forfeit Vested and Unvested	Expire

Other Termination	Forfeit Unvested	Earlier of: (1) Remaining Option Period or (2) 30 Days from Date of Termination

Change in Control	Accelerated*	*

*

The Compensation Committee may provide that, in the event of a change in control, any outstanding awards that are unexercisable or otherwise unvested will become fully vested and immediately exercisable. If there is a termination of employment, the applicable termination provisions regarding exercise term will apply.

The vesting of certain of our named executive officers’ stock options is accelerated pursuant to the terms of their employment agreements in certain termination and/or change in control events. These terms are more fully described in “— Employment Agreements” and “— Potential Payments upon Termination or Change in Control.”

Restricted Stock Awards.    Subject to the terms and conditions of the amended and restated 2006 Stock Incentive Plan, which we refer to as the Plan, our Compensation Committee may, at any time and from time to time, grant restricted stock or restricted stock units to participants in such amounts as it determines. In addition, the Compensation Committee may, at any time and from time to time, allow (or require, as to bonuses) selected employees and directors to defer the payment of any portion of their salary or bonuses or both. A participant’s deferral will be credited to the participant in the form of restricted stock units. Each participant who elects to make a deferral will be credited under the Plan with a number of restricted stock units equal to no less than the amount of the deferral divided by the fair market value of a share of our common stock on the date of the grant of the restricted stock units.

The grant of a share of restricted stock entitles the participant to receive a share of our common stock upon completing a specified period of service and/or the achievement of specific performance objectives. Grants of restricted stock and restricted stock units become vested in accordance with such terms and conditions and during such periods as may be established by the Compensation Committee and set forth in the applicable award agreement.

Executive Benefits and Perquisites

In General.    We provide the opportunity for our named executive officers and other executives to receive certain perquisites and general health and welfare benefits. We also offer participation in our defined contribution 401(k) plan. We do not match employee contributions under our 401(k) plan. We offer these benefits to provide an additional incentive for our executives and to remain competitive in the general marketplace for executive talent. For the last completed fiscal year, we provided the following personal benefits and perquisites to our named executive officers:

Executive Benefit	Description
Reimbursed Car Payments	Certain executives are reimbursed for their automobile lease payments.
Reimbursed Medical Insurance Premiums	We reimburse certain executives for their medical insurance premium payments.

Total Compensation Comparison.    For 2009, personal benefits and perquisites accounted for approximately 6% of total compensation for the principal executive officer and 9% on average for our other named executive officers.

Change in Control and Severance Benefits

In General.    We provide the opportunity for certain of our named executive officers to be protected under the severance and change in control provisions contained in their employment agreements. We provide this opportunity to attract and retain an appropriate caliber of talent for the position. Our severance and change in control provisions for the named executive officers are summarized in “— Employment Agreements” and “— Potential Payments upon Termination or Change in Control.” We believe our arrangements are reasonable in light of the fact that cash severance is limited to one year of salary continuation for Mr. Belcher (at a rate of $41,667 per month), one year of salary continuation for Messrs. Busky and Shean (at a rate equal to their then current base salary), and 90 days of salary continuation and continued commission payments for Mr. Sevcik; there is no severance increase with a change in control; and there are no “single trigger” benefits upon a change in control other than the vesting of Mr. Belcher’s option and restricted stock awards.

Executive Compensation

The following table sets forth information regarding 2009 compensation for each of our named executive officers; 2008 and 2007 compensation is presented for such executives who were also named executive officers in 2008 and 2007. In accordance with SEC guidance, 2007 compensation is not presented for Messrs. Busky and Shean and 2008 and 2007 compensation is not presented for Messrs. Sevcik and Irwin because they were not named executive officers in those years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards(1) ($)	All Other Compensation(2) ($)	Total ($)

Eric D. Belcher(3)	2009	500,000	—		—	30,873	530,873
Chief Executive Officer and President	2008	425,000	400,000	(4)	2,221,894	25,540	3,072,434
	2007	300,000	90,000		—	29,588	419,588

Joseph M. Busky	2009	350,000	—		—	28,268	378,268
Chief Financial Officer	2008	160,417	250,000	(5)	1,100,329	11,570	1,522,316

Jonathan M. Shean	2009	250,000	40,000	(6)	—	26,073	316,073
Senior Vice President, Operations	2008	240,000	40,000	(6)	—	20,740	300,740

Jan J. Sevcik(7)	2009	200,000	—		—	24,321	224,321
Chief Information Officer

Ryan G. Irwin(8)	2009	185,741	—		—	17,572	203,313
Former Executive Vice President of Sales

(1)

Amounts represent the full grant date fair value of the stock option awards granted in 2009, 2008 and 2007 calculated in accordance with FASB ASC Topic 718. The amounts previously reported for 2008 and 2007 have been restated in accordance with new SEC rules relating to the executive compensation disclosure. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the option awards reported in the option awards column, please see Note 2 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(2)	Consists of reimbursed car payments and medical insurance premiums.

(3)	Mr. Belcher replaced Mr. Zuccarini as Chief Executive Officer of the Company and was appointed to the Board of Directors effective January 1, 2009.

(4)

In connection with Mr. Belcher’s appointment as Chief Executive Officer, the Company paid him a $400,000 long-term cash incentive bonus on November 14, 2008, which is repayable on a pro rata basis if Mr. Belcher’s employment terminates under certain circumstances before November 14, 2011.

(5)

In connection with Mr. Busky’s appointment as Chief Financial Officer, the Company paid him a $250,000 signing bonus on July 16, 2008, which is repayable on a pro rata basis if Mr. Busky’s employment terminates under certain circumstances before July 16, 2010.

(6)	The bonus paid to Mr. Shean was based solely on the Compensation Committee’s discretion.

(7)	Effective January 13, 2009, Jan J. Sevcik replaced Neil P. Graver as the Company’s Chief Information Officer.

(8)	Mr. Irwin resigned as Executive Vice President of Sales effective September 13, 2009.

For a description of the material terms of employment agreements with our named executive officers, see “— Employment Agreements.”

2009 GRANTS OF PLAN-BASED AWARDS

The following table provides information for each of the Company’s named executive officers regarding 2009 plan-based awards. The only plan-based awards for 2009 were annual incentive awards under the Company’s Annual Incentive Plan.

			Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Eric D. Belcher	Annual Incentive Award	2/13/2009	$250,000	$250,000	$500,000
Joseph M. Busky	Annual Incentive Award	2/13/2009	$140,000	$140,000	$280,000
Jonathan M. Shean	Annual Incentive Award	2/13/2009	$80,000	$80,000	$160,000
Jan J. Sevcik	Annual Incentive Award	2/13/2009	$40,000	$40,000	$80,000
Ryan G. Irwin	Annual Incentive Award	2/13/2009	$75,000	$75,000	$150,000

(1)

Potential incentive opportunities for 2009 annual incentive awards are disclosed, which were based on achievement of certain EBITDA, revenue growth, and other non-financial goals. As discussed above in “Compensation Discussion and Analysis,” these annual goals were not met in 2009 and consequently, no amounts were paid to the named executive officers under this program.

Employee Benefits Plans

2004 Unit Option Plan

Effective January 1, 2004, we adopted the InnerWorkings, LLC 2004 Unit Option Plan. The principal purpose of the Unit Option Plan has been to attract, retain and reward selected employees, consultants and directors through the granting of non-qualified stock options.

Upon adoption in 2006 of our Stock Incentive Plan, the Unit Option Plan was merged into the Stock Incentive Plan and ceased to separately exist. Except with respect to rights that may be protected under prior award agreements, outstanding awards under the Unit Option Plan are now subject to the Stock Incentive Plan. No additional awards may be made under the Unit Option Plan on or after the effective date of the Stock Incentive Plan.

2006 Stock Incentive Plan

We maintain the InnerWorkings, Inc. 2006 Stock Incentive Plan, which replaced our Unit Option Plan. The principal purpose of the Stock Incentive Plan is to attract, motivate, reward and retain selected employees, consultants and directors through the granting of stock-based compensation awards. The Stock Incentive Plan provides for a variety of awards, including non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Code), stock appreciation rights, restricted stock awards, performance-based awards and other stock-based awards. In 2008, our Compensation Committee and stockholders approved the amendment and restatement of the Stock Incentive Plan, which amendment and restatement (i) increased the maximum number of shares of common stock that may be issued under the plan by 1,000,000, from 1,000,000 (plus any shares that are subject to grant under our prior unit option plans) to 2,000,000 (plus any shares that are subject to grant under our prior unit option plans) and (ii) reiterated the performance goals used in granting performance-based awards under the plan to be approved by our stockholders for purposes of Section 162(m) of the Code. In 2009, our Compensation Committee and stockholders approved the further amendment and restatement of the Stock Incentive Plan, which amendment and restatement increased the maximum number of shares of common stock that may be issued under the plan by 1,250,000 from 2,000,000 (plus any shares that are subject to grant under our prior unit option plans) to 3,250,000 (plus any shares that are subject to grant under our prior unit option plans).

Annual Incentive Plan

We maintain the InnerWorkings Annual Incentive Plan that rewards employees for meeting and exceeding annual performance goals established by the Compensation Committee based on one or more criteria set forth in the Annual Incentive Plan.

Eligibility to participate in the Annual Incentive Plan is limited to substantially all regular full-time and part-time employees. Temporary employees, any independent contractors, and certain other specified classifications are not eligible to participate in the Annual Incentive Plan.

Employees are eligible to receive bonuses based on meeting operational and financial goals that may be stated (a) as goals of the company, a subsidiary, or a portion thereof, (b) on an absolute basis and/or relative to other companies, or (c) separately for one or more participants or business units. The objective performance goals for the Annual Incentive Plan are established by our Compensation Committee at the beginning of the year. Bonus payouts are determined within a reasonable time after the end of the performance period.

Our Compensation Committee administers the Annual Incentive Plan and has the authority to construe, interpret and implement the Annual Incentive Plan and prescribe, amend and rescind rules and regulations relating to the Annual Incentive Plan. The determination of the Compensation Committee on all matters relating to the Annual Incentive Plan or any award agreement will be final, binding and conclusive. The Annual Incentive Plan may be amended or terminated by the Compensation Committee or our Board. However, the Annual Incentive Plan may not be amended without the prior approval of our stockholders, if such approval is necessary to qualify bonuses as performance-based compensation under Section 162(m) of the Code.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

Eric D. Belcher	103,725	—		1.00	7/20/2015	52,229	(2)	308,151
	80,000	—		0.65	9/14/2015
	100,000	—		1.00	10/1/2015
	40,258	120,773	(2)	14.36	1/22/2018
	115,000	460,000	(3)	6.00	11/14/2018

Joseph M. Busky	38,023	114,068	(4)	12.54	7/16/2018	47,847	(4)	282,297
Jonathan M. Shean	—	—		—	—	25,000	(5)	147,500
Jan J. Sevcik	10,000	10,000	(6)	16.25	7/5/2017	7,732	(7)	45,619
	6,266	18,797	(7)	9.70	10/3/2018
Ryan G. Irwin(8)	—	—		—	—	—		—

(1)

The market value of unvested stock awards have been valued by multiplying the number of shares or units of stock that have not vested by $5.90, InnerWorkings, Inc. closing stock price on December 31, 2009, the last trading day of the 2009 fiscal year.

(2)	Vests in three equal annual installments beginning on January 22, 2010.

(3)	Vests in four equal annual installments beginning on November 14, 2010.

(4)	Vests in three equal annual installments beginning on July 16, 2010.

(5)	Vests in two equal annual installments beginning on November 26, 2010.

(6)	Vests in two equal annual installments beginning on July 5, 2010.

(7)	Vests in three equal annual installments beginning on October 3, 2010.

(8)

Mr. Irwin forfeited 136,298 options with an exercise price of $11.74 and an expiration date of 9/13/2008, and 42,579 shares of restricted stock, in connection with his resignation as Executive Vice President of Sales on September 13, 2009.

2009 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth the number of shares acquired and the value realized by our named executive officers upon the vesting of restricted stock awards during the fiscal year ended December 31, 2009. There were no exercises of stock options by our named executive officers in 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Eric D. Belcher	17,409	67,025	(1)

Jospeh M. Busky	15,949	77,672	(1)

Jonathan M. Shean	12,500	61,500	(1)

Jan J. Sevcik	2,577	12,473	(1)

Ryan G. Irwin	14,193	71,107	(1)

(1)	Value based on the closing market price on the date of vesting.

2009 PENSION BENEFITS

We do not maintain any qualified or non-qualified defined benefit plans.

2009 NONQUALIFIED DEFERRED COMPENSATION

We do not maintain any non-qualified deferred compensation plans. The Compensation Committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests. We also sponsor a tax-qualified defined contribution 401(k) plan.

Employment Agreements

Employment Agreement with Eric D. Belcher

We entered into an amended and restated employment agreement with Eric D. Belcher, our Chief Executive Officer, effective January 1, 2009. This agreement was executed on November 14, 2008 in connection with Mr. Belcher’s appointment to Chief Executive Officer, effective January 1, 2009. The employment agreement provides that the amount of Mr. Belcher’s base salary will be determined annually by our Board, but will not be less than $500,000 per annum. Additionally, Mr. Belcher will receive a target annual bonus of 50% of his base salary if the Company meets its annual targets, with a maximum bonus eligibility not to exceed 200% of his bonus target.

Upon execution of the Amended and Restated Employment Agreement dated November 17, 2008, Mr. Belcher was paid a long term cash incentive bonus of $400,000, which is repayable on a pro rata basis if Mr. Belcher’s employment terminates under certain circumstances within three years of the effective date of the agreement.

In connection with the execution of his employment agreement in June 2005, Mr. Belcher received options to purchase 105,000 shares of common stock at an exercise price of $1.00 per share. These options vested upon the completion of our initial public offering. As of December 31, 2009, 103,725 of these options remained unexercised.

In connection with his amended June 2005 employment agreement, Mr. Belcher was granted options to purchase 120,000 and 100,000 shares of common stock in September 2005 and October 2005, respectively. These grants have exercise prices of $0.65 and $1.00, respectively, which was the fair market value of our stock at the time of the grant, based on an independent valuation specialist. These option grants are fully vested with 80,000 and 100,000 shares remaining unexercised, respectively.

In January 2008, Mr. Belcher’s employment agreement was amended and he was granted 69,638 shares of restricted stock that vest ratably over four years. Vesting of these shares will accelerate in the event of a change in control of the Company.

In November 2008, in connection with Mr. Belcher’s appointment as Chief Executive Officer, effective January 1, 2009, Mr. Belcher was granted an option to purchase 575,000 shares of common stock at an exercise price of $6.00 per share, which vest ratably over five years. Vesting of these options will accelerate in the event of a change in control of the Company.

Mr. Belcher’s employment may be terminated, with or without cause, by our Board. If we terminate Mr. Belcher’s employment for cause (as described below) or on account of death or disability, or if Mr. Belcher terminates his employment for any reason other than a good reason (as described below), Mr. Belcher is entitled to no further compensation or benefits other than those earned through the date of termination. If we terminate Mr. Belcher’s employment for any reason other than for cause, death or disability, or if Mr. Belcher terminates his employment for good reason, we will provide the following severance benefits:

•	continued payment of base salary at his rate then in effect for twelve months following termination,

•

immediate vesting of (A) all restricted stock granted on or about January 22, 2008, as if Mr. Belcher’s employment had continued for a period of 24 months following the termination, (B) all stock options granted on or about January 22, 2008, as if Mr. Belcher’s employment had continued for a period of 24 months following the termination, and (C) 575,000 options granted in November 2008, in each case as if Mr. Belcher’s employment had continued for a period of 24 months following the termination, and

•	any outstanding accrued obligations.

“Cause” is defined in Mr. Belcher’s employment agreement as the occurrence of any of the following:

•	theft, dishonesty, or falsification of employment or Company records by Mr. Belcher;

•	the Board’s determination that Mr. Belcher has committed a felony or any act involving moral turpitude;

•	the Board’s determination that Mr. Belcher has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or

•	Mr. Belcher’s continuing material breach of his employment agreement following his receipt of written notice of the breach and a reasonable opportunity to cure it.

“Good reason” is defined in Mr. Belcher’s employment agreement as the occurrence of any of the following:

•

a material reduction of Mr. Belcher’s duties or authority under, or assignment of duties that are materially inconsistent with, the terms of his employment agreement, or the Company’s failure to appoint or reelect Mr. Belcher to his positions under his employment agreement (however, such an event in and of itself shall not constitute good reason during the nine month period following a change in control);

•	a relocation of Mr. Belcher’s office to more than 100 miles from the Company’s current office without his consent; or

•	the Company’s breach of his employment agreement that continues for more than 30 days after the Company’s receipt of notice thereof.

Notwithstanding the foregoing, if Mr. Belcher resigns by giving notice during the 90-day period following the nine month anniversary of a change in control, such a resignation shall be considered a termination for good reason under his employment agreement.

Mr. Belcher’s employment agreement expires December 31, 2013.

Employment Agreements with Other Executive Officers

In addition to the employment agreement with Mr. Belcher, we have entered into employment agreements with Joseph M. Busky, Jan Sevcik and Jonathan M. Shean. The employment agreements of Messrs. Busky and Shean generally provide for a base salary and eligibility to receive an annual performance bonus. The actual amount of the annual bonus is discretionary and determined based upon the executive’s performance, our performance and certain performance targets approved by our Board (and by the Compensation Committee under our Annual Incentive Plan). Mr. Sevcik’s employment agreement generally provides for a base salary and eligibility to receive monthly sales commissions up to ten percent of monthly gross profits earned from customer accounts procured by Mr. Sevcik. All of the agreements also grant options to purchase shares of common stock and contain customary non-competition and non-solicitation provisions.

Under each of the agreements, the executive’s employment may be terminated, with or without cause, by the executive or the Company. If the executive’s employment is terminated by us for cause (as described below) or on account of death or disability, or if the executive terminates his own employment for any reason other than for good reason (as described below), the executive is generally entitled to no further compensation or benefits other than those earned through the date of termination; however, if Mr. Sevcik’s employment terminates on account of death or disability, we will continue to pay him monthly sales commissions (as described above) until the date his employment agreement expires or the six month anniversary of his termination, whichever occurs first. If the executive’s employment is terminated by us for any reason other than for cause, death or disability, or if the executive terminates his own employment for good reason, we will continue to pay base salary for 12 months (with respect to Messrs. Busky and Shean) or 90 days (with respect to Mr. Sevcik) following termination. Mr. Busky is also entitled to immediate vesting of all equity awards granted on the effective date of his employment agreement as though he remained employed for an additional 24 months following termination. In addition, we will pay the costs of participation by Messrs. Sevcik and Shean (as well as their dependents) in the Company’s health, disability and life insurance coverage plans for a period of 12 months (with respect to Mr. Shean) or 90 days (with respect to Mr. Sevcik) following termination, and will continue to pay monthly sales commissions (as described above) to Mr. Sevcik for a period of 90 days following termination.

“Cause” is defined in Mr. Busky’s employment agreement as the occurrence of any of the following:

•	Mr. Busky’s failure to perform reasonably assigned duties following his receipt of written notice of the failure and a reasonable opportunity to remedy it;

•	theft, dishonesty, or falsification of employment or Company records by Mr. Busky;

•	the Company’s determination that Mr. Busky has committed a felony or any act involving moral turpitude;

•	the Company’s determination that Mr. Busky has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or

•	Mr. Busky’s material breach of his employment agreement following his receipt of written notice of the breach and a reasonable opportunity to cure it.

“Cause” is defined in Mr. Sevcik’s employment agreement as Mr. Sevcik’s commission of any of the following:

•

embezzlement, fraud, misappropriation or other criminal malfeasance with respect to the Company or its affiliates, or his conviction of or plea of no contest to a felony or other crime involving dishonesty, theft, fraud or moral turpitude;

•	gross negligence or willful misconduct in the performance of his employment duties;

•	willful misconduct that reflects so seriously on his or the Company’s public reputation as to prejudice the interests of the Company or its affiliates if he were to remain an employee;

•	an act of insubordination with respect to reasonable instructions from Mr. Sevcik’s superior; or

•	breach of a material provision of his employment agreement that is not curable or is not cured within 15 days of his receipt of notice thereof.

“Cause” is defined in Mr. Shean’s employment agreement as the occurrence of any of the following:

•	Mr. Shean’s failure to perform his reasonably assigned duties and responsibilities, which is not cured within 15 days of his receipt of written notice thereof;

•	theft, dishonesty, fraud, misappropriation or other criminal malfeasance by Mr. Shean with respect to the Company or any subsidiary or affiliate or the falsification of employment or Company records;

•	the Company’s determination that Mr. Shean has committed a felony or other crime involving theft, dishonesty, fraud or moral turpitude;

•	the Company’s determination that Mr. Shean has engaged in willful misconduct or gross negligence in the performance of his employment duties;

•

the Company’s determination that Mr. Shean has engaged in willful misconduct that reflects so seriously on his or the Company’s public reputation as to prejudice the interests of the Company or its affiliates or subsidiaries if he were to remain an employee; or

•	Mr. Shean’s breach of a material provision of his employment agreement that is not curable or is not cured within 15 days after his receipt of notice thereof.

“Good reason” is defined in Mr. Busky’s employment agreement as the occurrence of any of the following:

•	a material reduction in Mr. Busky’s duties or responsibilities below what is customary for a chief financial officer at a similar company without his consent;

•	a relocation of Mr. Busky’s office to more than 100 miles from the Company’s current office without his consent; or

•	the Company’s breach of his employment agreement that continues for more than 30 days after the Company’s receipt of notice thereof.

“Good reason” is defined in Mr. Sevcik’s employment agreement as the occurrence of any of the following:

•

a material reduction of or permanent change in Mr. Sevcik’s duties and responsibilities that is materially inconsistent with his position, which reduction or change is not cured within 30 days of the Company’s receipt of written notice thereof; or

•	the Company’s material breach of his employment agreement that is not curable or is not cured within 30 days of the Company’s receipt of written notice thereof.

“Good reason” is defined in Mr. Shean’s employment agreement as the occurrence of any of the following:

•

a material reduction of or permanent change in Mr. Shean’s duties and responsibilities that is materially inconsistent with his position, which reduction or change is not cured within 15 days of the Company’s receipt of written notice thereof;

•	a relocation of Mr. Shean’s office to more than 30 miles outside of Chicago, Illinois; or

•	the Company’s material breach of his employment agreement that is not cured within 15 days of the Company’s receipt of written notice thereof.

If, during the three months prior to the public announcement of a proposed change of control or at any time following a change of control, the executive’s employment is terminated by us for any reason other than cause, or terminated by the executive for good reason, Mr. Busky and Mr. Sevcik are entitled to full vesting of all equity awards granted on the effective date of their employment agreements, and Mr. Sevcik is also entitled to continued payment of the earn-outs due under the InkChaser acquisition as if he remained an employee of the Company. The employment agreements with Messrs. Busky, Sevcik and Shean expire in January 2012, June 2010 and September 2010, respectively.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Assuming the employment of our named executive officers were to be terminated without cause or for good reason, each as of December 31, 2009, the following individuals would be entitled to payments in the amounts set forth opposite to their name in the below table:

Cash Severance

Eric D. Belcher	$41,667 per month for 12 months

Joseph M. Busky	$29,167 per month for 12 months

Jonathan M. Shean(1)	$22,333 per month for 12 months

Jan J. Sevcik(1)	$18,167 per month for 3 months

(1)	Amounts include the continuation of health, disability and life insurance coverage.

We are not obligated to make any cash payments to these executives if their employment is terminated by us for cause or by the executive not for good reason. No severance or benefits are provided for any of the executive officers in the event of death or disability, except with respect to Mr. Sevcik, who will continue to receive monthly sales commissions until the earlier of the date his employment agreement expires or the six-month anniversary of his termination. A change in control does not affect the amount or timing of these cash severance payments.

Assuming the employment of our named executive officers were to be terminated without cause or for good reason, each as of December 31, 2009, the following individuals would be entitled to accelerated vesting of their outstanding stock options and restricted stock awards described in the table below:

	Value of Equity Awards: Termination Without Cause or for Good Reason(1)	Value of Equity Awards: In Connection With a Change in Control(1)

Eric D. Belcher(2)	Additional vesting that would have otherwise occurred if employed during 24 months after termination: 34,819 restricted stock awards with a value of $205,432 and 230,000 options with zero value.	Immediate vesting of all unvested options and restricted stock awards(2): 52,229 restricted stock awards with a value of $308,151 and 580,773 options with zero value.

Joseph M. Busky	Additional vesting that would have otherwise occurred if employed during 24 months after termination: 47,847 restricted stock awards with a value of $282,297 and 76,046 options with zero value.	Immediate vesting of all unvested options and stock awards: 47,847 restricted stock awards with a value of $282,297 and 114,069 options with zero value.

Jonathan M. Shean	None	None

Jan J. Sevcik	None	Immediate vesting of all unvested options and stock awards: 7,132 restricted stock awards with a value of $45,619 and 28,797 options with zero value.

(1)

Option award values are based on the aggregate difference between the respective exercise prices and the closing sale price of our common stock on December 31, 2009. Stock award values are based on the closing sale price of our common stock on December 31, 2009. Our closing stock price on December 31, 2009 was $5.90 per share.

(2)	All of Mr. Belcher’s unvested equity awards will immediately vest upon a change in control, irrespective of whether his employment terminates.

In connection with a termination without cause or a termination for good reason, no payments are due unless the executive executes a general release and waiver of claims against us. During the executive’s employment and for a specified period following a termination for any reason, the executive generally is subject to certain restrictive covenants, including non-competition and non-solicitation of customers and employees of the Company.

COMPENSATION AND RISK

Effects of our Compensation Programs on Risk All significant transactions are reviewed, and must be approved, by our senior corporate management. Therefore, even though associates in our sales offices may have performance targets that will be affected by growth or short term profitability of their divisions, they are not in a position to cause us to undertake transactions that might expose us to risks that are material to us as a company without the concurrence of our senior corporate management.

Our senior executives and other members of our senior corporate management may participate in bonus programs that are based upon achievement of performance that may benefit from our growth or generating short term profits. However, the incentives for our senior executives and other members of our senior corporate management team are balanced between short term and long term results and because most of the decisions that could expose us to significant risks relate to matters that affect us in the long term, but not in the short term, and because most of our senior executives have performance requirements based on our results as a company, do not relate to exposing the Company to financial exposure or surety and are consistent with established industry practice, we do not believe that, even when our incentive bonus programs are in effect, those programs create material incentives for our senior executives, or any other of our associates, to expose us to significant risk.

Compensation Committee reviewed the connection between compensation and risk. The Compensation Committee reviewed our compensation programs and policies for features that may give rise to risks that have a material adverse effect on the Company, and found that the compensation programs operate with strong governance features and do not encourage unnecessary or excessive risk taking.

2009 DIRECTOR COMPENSATION

The following table summarizes compensation that our non-executive officer directors earned during 2009 for services as members of our Board.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Options Awards ($)(2)	All Other Compensation ($)		Total ($)
John R. Walter	50,000	25,000	25,000	—		100,000
Steven E. Zuccarini	—	—	—	139,400	(3)	139,400
Peter J. Barris	50,000	25,000	25,000	—		100,000
Sharyar Baradaran	50,000	25,000	25,000	—		100,000
Jack M. Greenberg	50,000	25,000	25,000	—		100,000
Eric P. Lefkofsky	50,000	25,000	25,000	—		100,000
Linda S. Wolf	50,000	25,000	25,000	—		100,000
Charles K. Bobrinskoy	50,000	25,000	25,000	—		100,000

(1)	All members of the Board elected to receive $25,000 in option awards and $25,000 in stock awards in lieu of cash, except for Messrs. Walter and Lefkofsky.

(2)

Valuation based on the grant date fair value of stock awards and options granted in 2009, pursuant to FASB ASC Topic 718. The assumptions we used with respect to the valuation of option grants are set forth in “InnerWorkings, Inc. Condensed Consolidated Financial Statements — Notes to Financial Statements — Note 2 — Summary of Significant Accounting Policies — Stock-Based Compensation” in our Annual Report on Form 10-K. The aggregate option and stock awards outstanding for each person in the table set forth above as of December 31, 2009 are as follows:

	Option Awards				Stock Awards
Name	Vested	Unvested	Exercise Price	Expiration Date	Vested	Unvested

John R. Walter	1,200,000	—	$0.50	6/1/2014	7,119	—
John R. Walter	200,000	200,000	$4.92	5/8/2016	—	—
John R. Walter	13,441	—	$2.36	2/25/2019	—	—
John R. Walter	4,340	—	$6.86	6/19/2019	—	—
Steven E. Zuccarini	1,367,167	—	$0.50	11/5/2014	—	—
Steven E. Zuccarini	375,000	375,000	$4.92	5/8/2016	—	—
Jack M. Greenberg	100,000	—	$0.65	10/1/2015	10,763	—
Jack M. Greenberg	13,441	—	$2.36	2/25/2019	—	—
Jack M. Greenberg	13,021	—	$6.86	6/19/2019	—	—
Linda S. Wolf	37,500	12,500	$16.41	11/15/2016	10,763	—
Linda S. Wolf	13,441	—	$2.36	2/25/2019	—	—
Linda S. Wolf	13,021	—	$6.86	6/19/2019	—	—
Charles K. Bobrinskoy	10,000	40,000	$11.86	9/2/2018	10,763	—
Charles K. Bobrinskoy	13,441	—	$2.36	2/25/2019	—	—
Charles K. Bobrinskoy	13,021	—	$6.86	6/19/2019	—	—
Eric P. Lefkofsky	13,441	—	$2.36	2/25/2019	7,119	—
Eric P. Lefkofsky	4,340	—	$6.86	6/19/2019	—	—
Peter J. Barris	13,441	—	$2.36	2/25/2019	10,763	—
Peter J. Barris	13,021	—	$6.86	6/19/2019	—	—
Sharyar Baradaran	13,441	—	$2.36	2/25/2019	10,763	—
Sharyar Baradaran	13,021	—	$6.86	6/19/2019	—	—

(3)	Amount includes Mr. Zuccarini’s salary of $125,000 and monthly car allowance pursuant to his employment agreement.

Mr. Walter’s options to purchase 400,000 shares become exercisable in 16.67% annual installments beginning May 8, 2007. Mr. Zuccarini’s options to purchase 1,367,167 shares become exercisable in 16.67% annual installments beginning May 8, 2007. Ms. Wolf’s options are exercisable in 25% annual installments beginning November 15, 2007. Mr. Bobrinskoy’s options to purchase 50,000 shares are exercisable in 20% annual installments beginning September 2, 2009.

Summary of Director Compensation

For 2009, non-employee directors earned $50,000 in cash for their services as members of the Board or for attendance at Board or committee meetings, of which all members of the Board elected to receive $25,000 in option awards and $25,000 in stock awards in lieu of cash, except for Messrs. Walter and Lefkofsky. The Board also received an additional $25,000 in option awards and $25,000 in stock awards for their services as members of the Board. The option and stock awards granted to the Board during 2009 vested immediately upon issuance. In addition, our directors were reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and its committees. Under our Stock Incentive Plan, directors are eligible to receive stock option grants at the discretion of the Compensation Committee or other administrator of the plan.

In March 2004, we entered into an agreement with Mr. Walter in connection with his election as Chairman of the Board. Under this agreement, Mr. Walter:

•	purchased 100,000 shares of common stock at a price of $0.80 per share in March 2004,

•	purchased 200,000 shares of common stock at a price of $0.80 per share in May 2005, and

•	received options to purchase an additional 1,200,000 shares of common stock at an exercise price of $0.50 per share in March 2004. All of these options are vested.

In connection with the March 2004 agreement, Mr. Walter also became entitled to receive fully vested options to purchase 300,000 shares of common stock at an exercise price of $0.50 per share, subject to the achievement of certain business and financial performance targets. In May 2006, at our request and to better align the value of this equity award with the long-term interests of the stockholders, Mr. Walter agreed to eliminate his rights to these options in exchange for the grant of options to purchase 400,000 shares of common stock at an exercise price of $4.92 per share, which was the price per share paid by SNP in April 2006. These options will vest in six substantially equal annual installments beginning on May 8, 2007. Vesting of these options will accelerate in the event of a change of control of the Company.

We entered into an employment agreement with Steven E. Zuccarini, our former Chief Executive Officer, in November 2004 and amended the agreement in May 2006 and November 2008. Mr. Zuccarini’s November 2008 Amended and Restated Employment Agreement provided for Mr. Zuccarini’s continued employment as Chief Executive Officer through December 31, 2008 and appointed Mr. Zuccarini as Vice Chairman of the Board effective January 1, 2009 through May 31, 2012, unless terminated earlier.

In connection with the execution of his employment agreement in November 2004, Mr. Zuccarini received options to purchase 1,500,000 shares of common stock at an exercise price of $0.50 per share. These options vested upon the completion of our initial public offering. As of December 31, 2009, 1,091,115 of these options remained outstanding.

In connection with his November 2004 employment agreement, Mr. Zuccarini also became entitled to receive fully vested options to purchase 600,000 shares of common stock at an exercise price of $0.50 per share, subject to the achievement of certain business and financial performance targets. In May 2006, at our request and to better align the value of this equity award with the long-term interests of the stockholders, Mr. Zuccarini agreed to amend his employment agreement to eliminate his rights to these options. As part of this amendment, Mr. Zuccarini received a grant of options to purchase 750,000 shares of common stock at an exercise price of

$4.92 per share, which was the price per share paid by SNP Corporation Ltd. pursuant to its purchase of 254,065 of our shares in April 2006. These options vest in six equal annual installments beginning on May 8, 2007. Vesting of these options will accelerate in the event of a change of control (as defined in the agreement).

In October 2005, we entered into a compensation agreement with Mr. Greenberg in connection with his election to the Board. Pursuant to this agreement, we granted Mr. Greenberg options to purchase 100,000 shares of common stock at an exercise price of $0.65 per share. These options vested in two equal installments on June 30, 2006 and 2007.

Upon her appointment to the Board on November 15, 2006, Ms. Wolf was granted options to purchase 50,000 shares of our common stock at an exercise price of $16.41 per share. These options have a term of ten years and vest in four equal annual installments beginning on November 15, 2007. Vesting of these options will accelerate in the event of a change of control (as defined in Ms. Wolf’s agreement).

In connection with Mr. Bobrinskoy’s appointment to the Board on September 2, 2008, we granted Mr. Bobrinskoy options to purchase 50,000 shares of common stock at an exercise price of $11.86 per share. These options have a term of ten years and vest in five equal annual installments beginning on September 2, 2009.

Beginning in 2010, non-employee directors will receive an annual grant of the Company’s common stock valued at $100,000. Directors will continue to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and its committees.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act of 1934 (the “Exchange Act”) that might incorporate future filings, including this proxy statement, in whole or in part, the following Report of the Compensation Committee and the Audit Committee Report shall not be deemed to be “Soliciting Material,” are not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

REPORT OF THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors,

Jack M. Greenberg (Chairman)

Linda S. Wolf

John R. Walter

Peter J. Barris

Sharyar Baradaran

Eric P. Lefkofsky

Charles K. Bobrinskoy

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of four non-employee directors, including, Charles K. Bobrinskoy, John R. Walter, Peter J. Barris and Sharyar Baradaran, each of whom the Board of Directors has determined to be independent directors as defined in the rules of the Nasdaq Global Market. The Audit Committee is a standing committee of the Board of Directors and operates under a written charter adopted by the Board of Directors. The Board approved charter is available at www.inwk.com on the “Investor” page under the link “Corporate Governance.” Among its other functions, the Audit Committee has the authority and responsibility to retain and terminate the engagement of the Company’s independent registered public accounting firm (the “independent auditors”).

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

During fiscal 2009, at each of its meetings, the Audit Committee met with the senior members of the Company’s financial management team and the independent auditors. The Audit Committee’s agenda is established by the Audit Committee’s chairman and senior members of the Company’s financial management team. The Audit Committee met in private sessions with the Company’s independent auditors at certain of its meetings, and also separately with the Company’s head of internal audit, without management representation, to discuss financial management, accounting and internal control issues. The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent auditors matters required to be discussed by the statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Committee discussed with the independent auditors that firm’s independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.

Based on the Audit Committee’s discussion with management and the independent auditors, and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors,

Charles K. Bobrinskoy (Chairman)

John R. Walter

Peter J. Barris

Sharyar Baradaran

FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL REGISTERED PUBLIC ACCOUNTING FIRM

For the fiscal years ended December 31, 2009 and 2008, Ernst & Young LLP, our independent registered public accounting firm, billed the approximate fees set forth below:

Fees	Fiscal Year Ended December 31, 2009	Fiscal Year Ended December 31, 2008
Audit Fees(1)	$515,500	$515,500
Audit-Related Fees(2)	—	36,000
Tax Fees	—	—
All Other Fees	—	—
Total	$515,500	$551,500

(1)

Audit Fees include fees billed for professional services rendered for the integrated audit of our annual consolidated financial statements, the review of the interim consolidated financial statements included in our quarterly reports, and other related services that are normally provided in connection with statutory and regulatory filings.

(2)

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations and due diligence in connection with mergers and acquisitions, attest services related to financial reporting that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

The Audit Committee has adopted certain policies and procedures regarding permitted audit and non-audit services and the annual pre-approval of such services. Each year, the Audit Committee will ratify the types of audit and non-audit services of which management may wish to avail itself, subject to pre-approval of specific services. Each year, management and the independent registered public accounting firm will jointly submit a pre-approval request, which will list each known and/or anticipated audit and non-audit service for the upcoming calendar year and which will include associated budgeted fees. The Audit Committee will review the requests and approve a list of annual pre-approved non-audit services. Any additional interim requests for additional non-audit services that were not contained in the annual pre-approval request will be approved during quarterly Audit Committee meetings.

All services provided by Ernst & Young LLP during the fiscal year ended December 31, 2009 were approved by the Audit Committee.

OTHER INFORMATION

Stockholder Proposals for the 2011 Annual Meeting

If any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy material in connection with the 2011 annual meeting of stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8- Shareholder Proposals) and received by the Secretary of the Company on or before January 14, 2011. Stockholder proposals to be presented at the 2011 annual meeting of stockholders which are not to be included in the Company’s proxy materials must be received by the Company no earlier than February 24, 2011 and no later than March 26, 2011, in accordance with the procedures in the Company’s by-laws.

Expenses of Solicitation

The Company pays the cost of preparing, assembling and mailing this proxy-soliciting material. The Company pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides convenience for stockholders and cost savings for companies.

A number of brokers with accountholders who are stockholders will be “householding” our proxy materials. As indicated in the notice previously provided by these brokers to stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit a request to our transfer agent in writing addressed to: BNY Mellon Shareowner Services, 480 Washington Boulevard, Jersey City, New Jersey 07310-1900. We will promptly deliver a separate copy of our proxy statement or annual report to you upon written or oral request to: Investor Relations, InnerWorkings, Inc., 600 West Chicago Avenue, Suite 850, Chicago, Illinois 60654, or by telephone at 1-888-201-8188.

INNERWORKINGS, INC. ATTN: SARAH CARANO 600 WEST CHICAGO, SUITE 850 CHICAGO, IL 60654

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends that you vote FOR the following:
1. Election of Directors Nominees	☐	☐	☐

01 John R. Walter	02 Eric D. Belcher	03 Peter J. Barris	04 Sharyar Baradaran	05 Jack M. Greenberg
06 Linda S. Wolf	07 Eric P. Lefkofsky	08 Charles K. Bobrinskoy	09 Adam J. Gutstein

The Board of Directors recommends you vote FOR the following proposal(s):	For	Against	Abstain
2. Ratification of appointment of Ernst & Young LLP, as our Independent Registered Public Accounting Firm for 2010.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.
(see reverse for instructions) ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000067601_1    R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

INNERWORKINGS, INC.

Annual Meeting of Stockholders

June 24, 2010 10:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) John R. Walter and Joseph M. Busky, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of INNERWORKINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 10:00 AM, CDT on June 24, 2010, at the The Chicago Club, Old Chicago Room, 81 East Van Buren Street Chicago, Illinois 60605, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

      Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

0000067601_2    R2.09.05.010